Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
and Stockholders of Comstock Resources, Inc.:

We consent to the incorporation by reference in registration statements (Nos. 33-20981, 33-88962, 333-45860 and 333-81483) on Forms S-3 and S-8 of Comstock Resources, Inc. and subsidiaries of our report dated March 19, 2003, with respect to the consolidated balance sheets of Comstock Resources, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Comstock Resources, Inc. and subsidiaries. Our report dated March 19, 2003 contains an explanatory note that refers to a restatement of the consolidated financial statements as of December 31, 2001 and for the two-year period then ended. Our report also refers to a change in the Company’s method of accounting for derivative instruments.

/s/ KPMG LLP

Dallas, Texas
March 26, 2003